Exhibit 99.1

PRESS RELEASE

Prothena Reports First Quarter 2026 Financial Results and Business Highlights

•Net cash provided by operating and investing activities was $28.9 million for the first quarter of 2026; quarter-end cash and restricted cash position was $330.3 million
•Prothena updates projected full year 2026 net cash used in operating and investing actives to be $18 to $23 million (versus prior guidance $50 to $55 million) and expects to end the year with approximately $273 million (midpoint) in cash, cash equivalents and restricted cash
•Novo Nordisk obtained Fast Track designation from the U.S. FDA for coramitug (PRX004) for the treatment of ATTR amyloidosis with cardiomyopathy and paid Prothena a $50 million clinical milestone payment related to Phase 3 enrollment
•Roche presented several clinical updates supporting the potential of prasinezumab for the treatment of Parkinson’s disease at the International Conference on Alzheimer's and Parkinson's Diseases and Related Neurological Disorders (AD/PD™ 2026)
•Prothena has completed the Phase 1 study for PRX019. Prothena could potentially earn a $55 million clinical milestone payment if Bristol Myers Squibb decides to advance the program; BMS decision expected by year-end 2026
•Prothena initiated a share repurchase program to be conducted in 2026 for up to $100 million if deemed appropriate

DUBLIN, Ireland, May 7, 2026 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the first quarter of 2026 and provided business highlights.

“In the quarter we were encouraged by updates on our partnered Phase 3 clinical programs. Roche delivered several presentations highlighting the potential of prasinezumab for Parkinson’s disease at AD/PD 2026, including a ‘time saved’ analysis demonstrating approximately two years in delay of disease progression over a five year period from the PASADENA open-label extension study, longer-term data from the PADOVA open-label extension study showing a sustained effect of prasinezumab on disease progression, and exploratory biomarker analyses of the PADOVA trial suggesting that prasinezumab may impact the underlying disease biology. Novo Nordisk recently obtained Fast Track designation from the U.S. FDA for coramitug in ATTR-CM and delivered $50 million to Prothena upon achievement of a Phase 3 clinical milestone,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “In addition, we are engaged in multiple research collaborations with industry partners exploring the potential of our CYTOPE® technology. Finally, our team continues to explore additional research collaborations and licensing partnerships to further advance our programs.”

Business Highlights and Upcoming Milestones

Active Clinical Development Portfolio

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Partner Roche presented several clinical updates from the Phase 2b PADOVA trial and open-label extension (OLE) and the PASADENA OLE study supporting the potential of prasinezumab for the treatment of Parkinson’s disease at AD/PDTM 2026
◦Oral Presentation – Modeling Parkinson’s Disease Progression to Quantify Long-Term Treatment Effects via the Concept of ‘Time Saved’
◦Oral Presentation – Prasinezumab in Early-Stage Parkinson’s Disease: Additional Data from the PADOVA Study
◦Poster Presentation – Prasinezumab’s Impact on Neuromelanin- and Iron-Sensitive MRI Biomarkers in Parkinson’s Disease: Findings from the PADOVA Phase IIb Study
◦Poster Presentation – Sustained Effect on Prasinezumab on Parkinson’s Disease Motor Progression in the Open-Label Extension of the PASADENA Trial, 5-Year Update
◦Poster Presentation – Digital Health Technology Detects Group Differences in Practically-Defined OFF L-DOPA State: Results of PADOVA Phase IIb Study of Prasinezumab
•Roche is conducting the Phase 3 PARAISO clinical trial in approximately 900 participants with early-stage Parkinson's disease; primary completion expected in 2029 (NCT07174310)
•Roche has stated that prasinezumab has peak sales potential greater than $3.5 billion (unadjusted) and could be the first disease-modifying treatment for a condition that affects 10 million people worldwide

Coramitug (formerly PRX004), a potential best-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Novo Nordisk is conducting the Phase 3 CLEOPATTRA clinical trial in approximately 1280 participants with ATTR-CM; primary completion expected in 2029 (NCT07207811)
•Coramitug granted Fast Track designation from the U.S. FDA for the treatment of ATTR-CM
•Novo Nordisk initiated an open-label study to evaluate the biodistribution of 89Zr-coramitug and investigate the effects of coramitug on depleting TTR amyloid deposits in myocardial tissues using PET/CT imaging in participants with ATTR-CM; primary completion expected in 2027 (NCT07448623)
•Prothena received a $50 million clinical milestone payment related to Phase 3 enrollment

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb is conducting the Phase 2 TargetTau-1 clinical trial in approximately 310 patients with early Alzheimer’s disease; primary completion expected in 1H 2027 (NCT06268886)
•Bristol Myers Squibb conducted a Phase 1 open-label single-dose clinical trial to assess a subcutaneous administration (NCT06955741)
•BMS-986446 granted Fast Track designation by U.S. FDA as a treatment for Alzheimer’s disease

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Prothena has completed a Phase 1 study to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults
•Prothena could potentially earn a $55 million clinical milestone payment if Bristol Myers Squibb decides to advance the program; BMS decision expected by YE 2026

Active Preclinical Development Portfolio

TDP-43 CYTOPE®, a wholly-owned proprietary preclinical program for precision intracellular targeting of TDP-43 pathology, a defining pathogenic feature of ALS and other TDP-43 proteinopathies. TDP-43 CYTOPE preclinical data demonstrates the potential of Prothena’s CYTOPE® technology to target intracellular disease pathways.
•Prothena presented a poster at Neuroscience 2025 (Society for Neuroscience) and the International Symposium of ALS/MND demonstrating the potential of TDP-43 CYTOPE in multiple preclinical models

PRX012-TfR, a wholly-owned preclinical program combining PRX012, our single-injection, once-monthly antibody delivered subcutaneously with proprietary transferrin receptor technology to potentially improve its product profile.
•Preclinical studies ongoing to support potential efficacy of PRX012-TfR

Upcoming Investor Conference

Members of the senior management team will participate in 1 on 1 investor meetings at the following upcoming investor conference:

•H.C. Wainwright 4th Annual BioConnect Investor Conference on Tuesday, May 19, 2026 in New York, NY

First Quarter of 2026 Financial Results

For the first quarter of 2026, Prothena reported net income of $32.7 million, as compared to a net loss of $60.2 million for the first quarter of 2025. Basic net income per share was $0.61 and fully dilutive net income per share was $0.60 for the first quarter of 2026, as compared to a basic and dilutive net loss per share of $1.12 for the first quarter of 2025.
Prothena reported total revenue of $51.1 million for the first quarter of 2026, as compared to total revenue of $2.8 million for the first quarter of 2025. Total revenue for the first quarter of 2026 was primarily from $50.0 million in milestone payment from Novo Nordisk related to ongoing Phase 3 clinical trial for coramitug and collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the first quarter of 2025, was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation.
Research and development (R&D) expenses totaled $12.6 million for the first quarter of 2026, as compared to $50.8 million for the first quarter of 2025. The decrease in R&D expenses for the first quarter of 2026 compared to the same periods in the prior year was primarily due to lower clinical trial expenses, lower personnel expenses, lower manufacturing expenses and lower consulting expenses. R&D expenses included non-cash share-based compensation expense of $2.0 million for the first quarter of 2026, as compared to $4.8 million for the first quarter of 2025.
General and administrative (G&A) expenses totaled $12.7 million for the first quarter of 2026, as compared to $17.6 million for the first quarter of 2025. The decrease in G&A expenses for the first quarter of 2026 compared to the same periods in the prior year was primarily due to lower consulting expenses and lower personnel expenses. G&A expenses included non-cash share-based compensation expense of $4.9 million for the first quarter of 2026, as compared to $6.1 million for the first quarter of 2025.

Prothena recorded an aggregate restructuring credit of approximately $4.2 million for the three months ended March 31, 2026 primarily related to a reduction in contract termination costs associated with one or more third-party vendors.
Total non-cash share-based compensation expense was $6.9 million for the first quarter of 2026, as compared to $10.9 million for the first quarter of 2025.

As of March 31, 2026, Prothena had $330.3 million in cash, cash equivalents and restricted cash, and no debt.
As of April 30, 2026, Prothena had approximately 52.4 million ordinary shares outstanding.

2026 Financial Guidance

Prothena is updating its projected full year 2026 net cash used in operating and investing actives, and expects it to be $18 to $23 million (versus prior guidance $50 to $55 million) and expects to end the year with approximately $273 million (midpoint) in cash, cash equivalents and restricted cash, representing an increase of $18 million from prior guidance of $255 million (midpoint). This increase in cash position is primarily driven by a $50 million milestone payment from Novo Nordisk related to the advancement of coramitug offset by cash utilized as part of share repurchase program activities of approximately $15 million through April 30, 2026, the settlement of liabilities related to discontinued programs, and an increased investment in our preclinical programs. The updated estimated full year 2026 net cash used from operating and investing activities is primarily driven by an updated estimated net loss of $25 to $30 million (versus prior guidance of $67 to $72 million), which includes an estimated $26 million of non-cash share-based compensation expense. This financial guidance does not include the potential to earn a $55 million clinical milestone payment in 2026 related to the advancement of PRX019 for neurodegenerative diseases by Bristol Myers Squibb or additional cash utilized as part of a share repurchase program.

1Q 2026 Share Repurchase Program

Prothena repurchased a total of 788,990 ordinary shares with $7.3 million, exclusive of commissions and expenses, as of March 31, 2026, from its up to $100.0 million share repurchase program, which expires December 31, 2026.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including Parkinson’s disease, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Amyotrophic lateral sclerosis (ALS) and a number of other neurodegenerative diseases. Prothena is developing and applying CYTOPE®, a novel technology that incorporates a cell-internalizing domain to drive efficient cytosolic delivery with highly specific marcomolecular effectors. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of our pipeline and completion of our ongoing clinical trials; the continued advancement of our preclinical and clinical pipeline, including the potential and advancement of our CYTOPE technology and expected milestones in 2026, 2027, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of prasinezumab, coramitug, BMS-986446, PRX019, TDP-43 CYTOPE, and PRX012-TfR; plans for ongoing and future clinical trials of prasinezumab, coramitug, BMS-986446, and PRX019; the expected timing of reporting data from preclinical studies and clinical trials; projections regarding peak sales and patient population for prasinezumab; timing of and amounts we may receive under our collaborations with Novo Nordisk and Bristol Myers Squibb; our anticipated net cash burn from operating and investing activities for 2026 and expected cash balance at the end of 2026; our estimated net loss and non-cash share-based compensation expense for 2026; and the potential to return capital to shareholders via a share repurchase program or other permissible means. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2026, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended March 31,
	2026	2025
Collaboration revenue	$1,034	$2,778
Revenue from license and intellectual property	50,050	50
Total revenue	51,084	2,828
Operating expenses:
Research and development	12,627	50,811
General and administrative	12,666	17,598
Restructuring costs	(4,244)	—
Total operating expenses	21,049	68,409
Income (loss) from operations	30,035	(65,581)
Other income, net	2,687	4,208
Income (loss) before income taxes	32,722	(61,373)
Provision for (benefit from) income taxes	1	(1,178)
Net income (loss)	$32,721	$(60,195)
Basic net income (loss) per ordinary share	$0.61	$(1.12)
Diluted net income (loss) per ordinary share	$0.60	$(1.12)
Shares used to compute basic net income (loss) per share	53,708	53,827
Shares used to compute diluted net income (loss) per share	54,109	53,827

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$329,462	$307,531
Prepaid expenses and other current assets	9,739	7,662
Total current assets	339,201	315,193
Property and equipment, net	1,960	2,144
Operating lease right-of-use assets	7,391	8,125
Restricted cash, non-current	860	860
Other non-current assets	482	482
Total non-current assets	10,693	11,611
Total assets	$349,894	$326,804
Liabilities and Shareholders’ Equity
Accrued research and development	$4,611	$4,329
Deferred revenue, current	1,630	2,664
Restructuring liability	8,585	13,303
Lease liability, current	2,893	2,886
Other current liabilities	14,798	17,661
Total current liabilities	32,517	40,843
Lease liability, non-current	4,761	5,487
Total non-current liabilities	4,761	5,487
Total liabilities	37,278	46,330
Total shareholders’ equity	312,616	280,474
Total liabilities and shareholders’ equity	$349,894	$326,804

Contacts:

Mark Johnson, CFA
Senior Vice President, Head of Investor Relations and Corporate Communications
650-837-8550
IR@prothena.com
Media@prothena.com